Exhibit 99.1



             PRESS RELEASE: SiriCOMM Nominates Entrepreneur to Board
                   [ Dow Jones & Company, Inc. o 2005-04-20 ]

JOPLIN, Mo., April 20 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin
Board: SIRC), a nationwide broadband wireless software and network company serving the commercial transportation industry and government market, today announced that the Board has nominated William P. Moore as a candidate for election to the Board of Directors at the Annual Shareholders meeting to be held May 11th, 2005. Mr. Moore is presently the Chief Executive Officer of Continental Coal, Inc. He previously founded and grew Continental Exploration, Inc. in to one of the most successful oil exploration and drilling companies in the Eastern Kansas area during the 1990's. His companies have distinguished themselves through their superior customer service and competitive pricing. "Bill's proven formula for customer service in diverse industries is exemplary and is a great model for the success of any service organization," cited Hank Hoffman, Chief Executive Officer of SiriCOMM, Inc. "We welcome Bill's nomination to the Board and expect to benefit greatly from his business development experience, " said Hoffman. "I am enthused to be an active part of SiriCOMM. Its unique business model has intrigued me and I am confident that the Company will be a leader in the commercial transportation data communications business," stated Mr. Moore who is also Managing Partner of Sunflower Capital, LLC, an institutional investor in SiriCOMM.

Hoffman further emphasized that SiriCOMM intends to seek additional outside directors with key, functional expertise to aid in the direction and implementation of its corporate vision.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market. Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

SOURCE SiriCOMM, Inc.

/CONTACT: Jackie Seneker of SiriCOMM, Inc., +1-417-626-9971, info@ siricomm.com /Web site: http://www.siricomm.com


Dow Jones Newswires
04-20-05 0833ET
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